EXHIBIT 99.2

Company Contact: Dick Anderson Chief Financial Officer 661-775-5302 danderson@mannkindcorp.com	Investor Relations: Julie Huang Financial Dynamics 212-850-5628 jhuang@fd-us.com
MANNKIND CORPORATION ANNOUNCES $175 MILLION PRIVATE FINANCING
VALENCIA, Calif. (August 3, 2005) – MannKind Corporation (Nasdaq NM: MNKD) announced today that it has entered into a definitive purchase agreement for a $175 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock. Leading institutional investors will invest $87.5 million in the private placement while Alfred E. Mann, Chairman of the Board, Chief Executive Officer and principal stockholder of MannKind, will also invest $87.5 million. The financing is scheduled to close on August 5, 2005. Wachovia Securities and Leerink Swann & Company acted as placement agents for this transaction.
“We are truly pleased that many respected investment firms have participated in this financing. We believe that these investors recognize that our Technosphere(R) Insulin is a unique and clearly differentiated product,” said Mr. Mann.
Upon the closing of the financing, MannKind will issue approximately 17.1 million shares of common stock and warrants to purchase up to approximately 3.4 million shares of common stock at an exercise price of $12.228 per share.
MannKind intends to use the net proceeds from the financing primarily to fund the continuing development program for the Technosphere(R) Insulin System, which is currently in phase 3 clinical trials in the U.S. and Europe. Net proceeds from the financing are also expected to be used for the Company’s other product development efforts, working capital, and general corporate purposes.
The shares of common stock and warrants sold in the private placement have not been registered under the Securities Act of 1933 or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements. The shares and warrants were offered and sold only to accredited investors. MannKind has agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants.

This news release is not an offer to sell or the solicitation of an offer to buy the shares of common stock or warrants to purchase shares of common stock or any other securities of MannKind.
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for diseases such as diabetes and cancer. Its lead product, the Technosphere(R) Insulin System, is currently in phase 3 clinical trials in the U.S. and Europe to study its safety and efficacy in the treatment of diabetes. For more information on MannKind Corporation and its technology, visit www.mannkindcorp.com.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the sale by MannKind of its securities and the use of proceeds therefrom as well as MannKind’s clinical trials and product candidates. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to MannKind’s ability to meet the closing conditions required for the consummation of the private placement, the progress, timing and results of clinical trials, difficulties or delays in seeking or obtaining regulatory approval, the manufacture of the Technosphere(R) Insulin System, competition from other pharmaceutical or biotechnology companies, MannKind’s ability to enter into any collaborations or strategic partnerships, intellectual property matters and other risks detailed in MannKind’s filings with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2004 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.